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                                                                     EXHIBIT F-1


             Filings Under the Public Utility Holding Company Act of

                            1935, as amended ("Act")

                       SECURITIES AND EXCHANGE COMMISSION

                               September 17, 2001

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statement of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) is/are available for public inspection through the Commission's Branch of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by October 12, 2001, to the Secretary, Securities and Exchange Commission, Washington, DC 20549-0609, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After October 12, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

FirstEnergy Corp.  (70-9941)

FirstEnergy Corp. ("FirstEnergy"), 76 South Main Street, Akron, Ohio, 44308, an Ohio holding company claiming exemption from registration under the Act under rule 2 ("Applicant") has filed an application under sections 3(a)(1), 9(a), and 10 of the Act.(1)

FirstEnergy directly owns all of the issued and outstanding voting securities of Ohio Edison Company ("Ohio Edison"), American Transmission Systems, Incorporated ("ATSI"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), and The Toledo Edison Company ("Toledo Edison"), and indirectly owns all of the issued and outstanding voting securities of Pennsylvania Power Company ("Penn Power"), and Northeast Ohio Natural Gas Corp. ("NONGC"). Ohio Edison, Cleveland Electric, Toledo Edison and Penn Power,


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1   See FirstEnergy Form U-3A-2, "Statement by Holding Company Claiming
    Exemption Under Rule U-2 from the Provisions of the Public Utility Holding Company Act of 1935," dated February 28, 2001 (File No. 69-00423). FirstEnergy will register as a holding company under the Act following the completion of its proposed merger with GPU, Inc., which is the subject of a separate application-declaration (Holding Co. Act Release No. 27435) (File No. 70-9793).
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collectively comprise the "FirstEnergy Operating Companies." Ohio Edison directly owns 16.5% of the issued and outstanding voting securities of Ohio Valley Electric Corporation ("OVEC"), and OVEC owns all of the issued and outstanding voting securities of Indiana- Kentucky Electric Corporation ("IKEC"). The FirstEnergy Operating Companies, ATSI, NONGC, OVEC, and IKEC, are all public utility companies as defined in the Act. For the twelve months ending December 31, 2000, FirstEnergy had told revenue of $7,028,961,000 and net income of $598,970,000. FirstEnergy had total assets of $17,941,294,000, as of December 31, 2000.

In addition to its public utility holdings, FirstEnergy owns directly and indirectly multiple nonutility subsidiaries. MARBEL Energy Corporation ("MARBEL"), a direct nonutility subsidiary of FirstEnergy, is the parent company of NONGC, a natural gas pipeline company, and Marbel Holdco, Inc. ("Marbel Holdco"). Marbel Holdco holds FirstEnergy's 50% ownership in Great Lakes Partners, LLC ("Great Lakes"). Great Lakes is an oil and gas exploration and production company in a 50/50 joint venture with Range Resources Corporation ("Range Resources"), a publicly traded, nonutility oil and gas exploration and production company. Great Lakes holds a majority of its assets in the Appalachian Basin. Those assets include more than 7,700 oil and natural gas wells, drilling rights, proven resources of 450 billion cubic feet equivalent of natural gas and oil, and 5,000 miles of pipeline. Great Lakes also owns intrastate gas pipelines and a small interstate pipeline between Ohio and West Virginia.

NONGC provides gas distribution and transportation service to approximately 5,000 customers located in ten counties in central and northeast Ohio, and NONGC owns and operates approximately 420 miles of distribution and transportation pipeline. NONGC receives its gas supplies from local gas producers as well as from interstate pipeline companies. For the twelve months ending December 31, 2000, NONGC had total revenue of $6,074,120 and net income of $112,985; operating revenues were principally derived from the distribution and transportation of natural gas. NONGC had total assets of $18,374,761 and $25,319,652 as of December 31, 2001, and June 30, 2001, respectively.

Effective June 4, 1998, FirstEnergy acquired all of the outstanding shares of MARBEL (the "MARBEL Acquisition"). The MARBEL Acquisition expanded FirstEnergy's products and services to include the exploration, production, distribution, transmission, and marketing of natural gas and oil. Prior to the closing of the MARBEL Acquisition, an internal reorganization took place within the MARBEL system, as a result of which NONGC--the only company in the MARBEL system that was a public utility company under the Act--was merged into a sister company:
Gas Transport, Inc. ("Gas Transport").(2)

On May 24, 2000, the assets of the local gas distribution division of Gas Transport ("LDC") were transferred to the Northeast Ohio Operating Companies, Inc. ("NOOCI"), an affiliated nonutility which was the parent company of NONGC and several other operating companies. On May 25, 2000, Gas Transport, which at the time only owned and operated transmission pipelines, merged into Great Lakes Transport, LLC ("GLGT"), a wholly owned subsidiary of


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2  Applicant maintains that as a result of the application of rule 7(a) under the Act, Gas Transport, as the time of the MARBEL Acquisition, was not a gas utility company, and, therefore, the MARBEL Acquisition did not require prior approval of the Commission under section (a) of the Act.


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NOOCI. On May 30, 2000, all of the membership units of GLGT were transferred to
Great Lakes. This post-clearing transfer of GLGT to Great Lakes comprises the "Great Lakes Transaction."(3)

Applicants state that the Great Lakes Transaction was part of a larger transaction that had occurred in 1999. Effective September 30, 1999, FirstEnergy and Range Resources formed Great Lakes, a 50/50 joint venture primarily designed to consolidate and integrate both companies' gas and oil exploration operations in the Appalachian Basin, including properties in Ohio, Pennsylvania, West Virginia, Kentucky, and Tennessee. The joint venture was created to reduce operating costs associated with exploration of reserves and servicing the oil and gas properties. Applicants state that the Great Lakes Transaction was structured in the manner described above for tax reasons and in order to allow sufficient time to secure approval from the FERC for the merger of Gas Transport into GLGT. Therefore, the utility operations of LDC remained within the FirstEnergy system.

On July 1, 2000, NOOCI transferred the assets of LDC to NEO Construction Company ("NEO Construction"), a wholly owned subsidiary of NOOCI (the "LDC Transaction"). Upon the asset transfer to NEO Construction, NEO Construction became a gas utility company under the Act. On July 7, 2000, NEO Construction changed its name to "Northeast Ohio Natural Gas Corp."(4)

NONGC has interconnections with and receives some gas from Ohio Interstate Gas Transmission Company ("OIGTC"), a nonutility which is regulated by Public Utilities Commission of Ohio and engages solely in the transportation of natural gas. OIGTC was one of the companies contributed by MARBEL to form Great Lakes on September 30, 1999. In addition, NONGC receives gas from direct interconnects with gathering pipelines owned by Great Lakes.

In this application, Applicant requests that the Commission authorize the acquisition of all of the issued and outstanding voting securities of NONGC by First Energy. NONGC is held indirectly by FirstEnergy through MARBEL.

For the Commission, by the Division of Investment Management, pursuant to delegated authority.

Margaret H. McFarland

Deputy Secretary


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(3)  The Great Lakes Transaction was part of a corporate reorganization and no intercompany consideration was paid. The LDC assets were transferred at the book value assigned to these assets at the time of the MARBEL Acquisition.

(4) On March 30, 2001, NOOCI was merged into its parent, MARBEL (the "MARBEL Merger"). Consequently, the assets of NOOCI, which include all of the issued and outstanding stock of NONGC, are now owned by MARBEL.



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